Item 77C: Matters
Submitted to a Vote of
Securities Holders


Shareholder Meeting Results
(unaudited)
A Special Meeting of
Shareholders of Federated
High Income Bond Fund, Inc.
(the ?Corporation?), was held
on October 28, 2013. On
August 29, 2013, the record
date for shareholders voting at
the meeting, there were
150,366,510.022 total
outstanding shares of the
Corporation.
The following item was
considered by shareholders of
the Corporation and the results
of their voting were as follows:
AGENDA ITEM
Proposal to elect certain
Directors of the Corporation:1

Name
For
Withheld
John T. Collins
113,093,238.479
1,569,132.646
Maureen Lally-Green
112,775,313.516
1,887,057.609
Thomas M. O?Neill
113,127,314.075
1,535,057.050
P. Jerome Richey
113,046,078.154
1,616,292.971
1	The following Directors
continued their terms:
John F. Donahue, J.
Christopher Donahue,
Maureen Lally-Green (having
been previously appointed by
the Board), Peter E. Madden,
Charles F. Mansfield, Jr.,
Thomas M. O?Neill (having
been previously appointed by
the Board), and John S. Walsh.
Current as of:  8/18/94